Exhibit 99.1

News Release
L.B. Foster Reports Third Quarter Operating Results

•Third quarter net sales of $130.0 million flat with prior year; up 8.7% organically, 11.8% adjusted for nonroutine items[1].
•Third quarter net loss $2.1 million down $4.3 million from last year; Adjusted EBITDA[1] of $9.3 million in current quarter, up $4.9 million, or 110.8%, over last year adjusting for nonroutine items.
•Backlog totaled $272.8 million at quarter end, a 5-year high, with infrastructure-related commercial activity increasing.

PITTSBURGH, PA, November 8, 2022 – L.B. Foster Company (Nasdaq: FSTR), a global solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2022 third quarter operating results. The Company completed the acquisitions of Intelligent Video Ltd. ("IV") on July 6, 2022 and VanHooseCo Precast, LLC, ("VanHooseCo") on August 12, 2022, and the divestiture of its rail spikes and anchors track components business ("Track Components") on August 1, 2022. The impact of the IV and VanHooseCo acquisitions and the Track Components divestiture is included the Company’s third quarter financial information. Where meaningful, this release calls out the impact of these strategic portfolio changes, as well as the divestiture of the Company's Piling Products division ("Piling") in September 2021 and certain other nonroutine items, to highlight operating performance from its ongoing operations. The Company’s third quarter performance highlights are reflected below:

•New orders totaling $137.3 million for the 2022 third quarter decreased 1.1% from the prior year quarter. New orders increased 5.0% organically and 5.6% from acquisitions, offset by a 11.7% decrease from divestitures. Backlog1 totaling $272.8 million increased by $41.1 million, or 17.7%, compared to the prior year quarter.

•Net sales for the 2022 third quarter were $130.0 million, essentially unchanged from the third quarter of 2021. Net sales increased 8.7% organically and 5.5% from acquisitions, offset by a 14.3% decrease from divestitures. Net sales for the quarter included a $4.0 million adverse impact associated with the settlement of certain long-term commercial contracts related to the multi-year Crossrail project in the Company's Technology Services and Solutions business in the U.K. This impact reduced both net sales and gross profit in the quarter. Adjusted for this impact, the organic growth rate1 was 11.8%.

•Gross profit for the 2022 third quarter was $23.1 million, a $0.8 million increase, or 3.7%, from the prior year quarter. The 2022 third quarter gross profit margin was 17.8% compared to 17.1% in the prior year quarter. The Crossrail settlement reduced gross profit by 240 basis points ("bps") in the quarter. In addition, a purchase accounting adjustment related to the VanHooseCo acquired inventory adversely impacted reported gross margins by 70 bps during the third quarter. Excluding these two nonroutine impacts, the Company’s third quarter gross profit margin was 20.8%, up 370 bps over last year’s third quarter.

•Selling and administrative expenses for the 2022 third quarter were $22.6 million, a $2.6 million increase, or 12.8%, from the prior year quarter. Included in the third quarter expenses were $1.4 million in costs associated with the Company’s acquisition and divestiture activity in support of its ongoing strategic transformation, including expense related to contingent consideration for the VanHooseCo transaction.

•Operating loss for the 2022 third quarter was $1.1 million, a decrease of $1.9 million from the prior year quarter.

•Adjusted EBITDA1 for the 2022 third quarter, which adjusts for the impact of the Crossrail settlement and acquisition and divestiture-related items, was $9.3 million, a $4.9 million increase versus the prior year quarter.

•Net loss for the 2022 third quarter was $2.1 million, or $0.20 per diluted share, a decrease of $0.42 per diluted share from the prior year quarter.
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, and adjusted results for the Crossrail settlement, acquisition, and divestiture activity.

•Net operating cash flow used in the third quarter totaled $5.5 million compared to $13.7 million in the prior year quarter.

•Net debt1 as of September 30, 2022 was $94.0 million, an increase of $67.9 million from last year, primarily due to increased funding needs for the Company's acquisitions. The Company's adjusted net leverage ratio1 was 4.7x as of September 30, 2022. The Company continues to be in compliance with the covenants in its revolving credit facility.

CEO Comments

John Kasel, President and Chief Executive Officer, commented, “Our third quarter results include a significant number of nonroutine items associated with our recently completed strategic portfolio moves as well as the impact of the settlement of certain Crossrail-related long-term contracts. Adjusting for these items, we significantly expanded our profitability year-over-year, substantially improving our operating margins on 3% higher revenues. The improved operating performance was delivered in our base business and as a result of our portfolio reshaping. We’re particularly pleased to see the improved results in our legacy Precast Concrete segment, with revenues and margins up year-over-year 25% and 410 bps, respectively. These Precast results were achieved excluding the recently-completed VanHooseCo acquisition, and we’re already seeing the value potential of these two organizations coming together. Order rates continue to be robust overall, and we were encouraged to see a significant new order in our Birmingham, AL coatings business related to a carbon sequestration project and ESG initiative. In summary, we’re pleased with our progress executing our strategy and the improved results delivered in the third quarter."

Mr. Kasel continued, “Our margin improvement efforts can be seen in our results in the third quarter, with reported gross margins up 70 bps year-over-year. When considering the Crossrail settlement and acquisition-related impacts, the 370 bps overall improvement in gross margins highlights the favorable impact of our margin improvement and strategic portfolio transformation initiatives. Rail, Technologies, and Services margins were down 150 bps on a reported basis, but up 400 bps adjusted for the Crossrail settlement. Steel Products and Measurement segment margins improved 230 bps year-over-year as our efforts to mitigate inflationary conditions in commodity markets continued to take hold. In addition to the improvement in our legacy Precast business, VanHooseCo's margins also contributed favorably to our reported results. The challenging operating environment is expected to continue for the foreseeable future, and we remain focused on managing and overcoming these difficult operating conditions to maintain and expand our profitability where possible.”

Mr. Kasel concluded, “We remain cautiously optimistic that recessionary headwinds will be tempered by the government infrastructure spending programs announced over the last couple of years. Order rates continue to be robust and we are actively quoting long-term infrastructure projects across the portfolio. As a result, we expect the prospects for stable to improving demand for our products in the future to remain promising. In the meantime, we’ve been laser focused on executing our strategy which was rolled out during our Investor Day in December 2021. We’ve made five strategic portfolio moves all well-aligned with our strategic roadmap, with four of those transactions completed since June this year. As demonstrated in our actions and our results, we're transforming L.B. Foster into a technology-focused, high growth infrastructure solutions provider. Guided by our strategy, we remain committed to delivering our aspirational goals of approximately $600.0 million in revenue and $50.0 million in EBITDA by 2025. While this quarter’s results are encouraging, these are early days in our journey. As we actively integrate our recent acquisitions, we will be further leveraging our growth platforms in Rail Technologies and Precast Concrete, while continuing to optimize performance in our returns portfolio. I’m very proud of what our team has accomplished in such a short period of time. Their energy and commitment makes all the difference. I look forward to continuing the journey with them and reporting our progress in the quarters to come.”

Third Quarter Results

•Net sales for the 2022 third quarter were $130.0 million, unchanged compared to the prior year quarter. The year-over-year change by segment includes a 4.6% increase in Rail, Technologies, and Services ("Rail"), a 60.6% increase in Precast Concrete Products ("Precast"), and a 37.6% decrease in Steel Products and Measurement. The $3.4 million increase in Rail was primarily attributable to the Rail Products business unit due to timing of customer order fulfillment compared to last year, partially offset by a $4.0 million reduction to sales in the current quarter associated with the Crossrail settlement as well as a $2.3 million decline from the Track Components divestiture. The Skratch acquisition sales in the third quarter were $0.9 million. The $10.9 million increase in Precast was primarily a result of the VanHooseCo acquisition, which contributed $6.4 million in revenue in the quarter, as well as increased building sales in southern U.S. regions served. The $14.3 million decrease in Steel Products and Measurement was driven by the Piling divestiture in September 2021, with $16.3 million in sales in the prior year third quarter.

•Gross profit for the 2022 third quarter was $23.1 million, a $0.8 million increase, or 3.7%, from the prior year quarter. The increase in reported gross profit was driven primarily by Precast, due in part to the VanHooseCo acquisition as well as improved margins in the legacy Precast business. Partially offsetting the increase was a decline in gross profit in Steel Products and Measurement due to the Piling divestiture. Reported gross profit in Rail was down $0.6 million due to the Crossrail settlement impact, while Steel Products and Measurement declined by $1.6 million due primarily to the Piling divestiture. Piling contributed $2.1 million to the decline in Steel Products and Measurement gross profit. The consolidated gross profit margin of 17.8% increased by 70 bps versus last year, with the increase attributable to Precast, which was up 450 bps compared to the prior year period, which included expense for inventory fair value amortization of $0.9 million, and Steel Products and Measurement which had a margin increase of 230 bps over the prior year quarter due to the sale of the lower margin Piling business. Rail gross profit margin decreased by 150 bps during the current quarter due to the impact of the Crossrail settlement as well as higher sales in the lower margin Rail Products line of business. Adjusted for the Crossrail settlement, Rail gross profit margins1 were up 250 bps year-over-year due primarily to a 520 basis point improvement in the Global Friction Management gross profit margins.

•Selling and administrative expenses in the third quarter increased $2.6 million, or 12.8%, over the prior year quarter. Included in this year’s expenses were $1.4 million in costs associated with the Company’s ongoing strategic transformation, including costs associated with the Company’s acquisition and divestiture activities and expense related to contingent consideration for the VanHooseCo transaction, contributing to the year-over-year increase. Also contributing to the year-over-year increase are increased salary and incentive costs. Selling and administrative expenses as a percent of net sales increased to 17.4%, a 200-basis point increase from the prior year quarter, due primarily to strategic transformation activities as well as higher employee compensation costs.

•Operating loss for the 2022 third quarter was $1.1 million, a decrease of $1.9 million from the prior year quarter.

•Adjusted EBITDA1 for the 2022 third quarter, which adjusts for the impact of the Crossrail settlement and acquisition and divestiture-related items, was $9.3 million, a $4.9 million increase compared to the prior year quarter.

•Net loss for the 2022 third quarter was $2.1 million, or $0.20 per diluted share, compared to income of $2.3 million, or $0.22 per diluted share in the prior year quarter.

•During the 2022 third quarter, net debt1 increased from $41.6 million to $94.0 million, a $52.4 million increase, while net debt1 increased $67.9 million year-over-year, with both increases due primarily to the Company's funding of acquisition activity. The Company's adjusted net leverage ratio1 was 4.7x, with total available funding capacity of $35.6 million as of September 30, 2022, subject to covenant restrictions.

•Third quarter new orders were $137.3 million, down $1.6 million from the prior year quarter, with a 10.6% increase from the legacy business and acquisitions being offset by the impact of divestitures. New orders in Precast and Steel Products and Measurement increased by $7.3 million and $18.5 million, respectively, while orders in Rail decreased by $27.4 million. New orders from VanHooseCo and Skratch in the 2022 third quarter totaled $7.1 million and $0.7 million, respectively. Backlog1 totaled $272.8 million at quarter end, including $14.4 million and $1.1 million from VanHooseCo and Skratch, respectively.

First Nine Months Results

•Net sales for the first nine months of 2022 were $360.3 million, a $40.3 million decrease, or 10.1%, compared to the prior year period. The sales decrease is attributable to a 15.4% reduction from divestitures, partially offset by a 3.5% organic increase and a 1.8% increase from current year acquisitions. Steel Products and Measurement net sales declined by $51.0 million, or 42.1%, due to the Piling divestiture in September 2021 with $59.2 million in sales in last year's nine-month period. The $6.1 million, or 2.7%, decrease in Rail was attributable to the Track Components divestiture, accounting for $2.4 million of the decline, and the adjustment associated with the settlement from the Crossrail project. These decreases were partially offset by increased sales in Global Friction Management. Precast had a $16.8 million, or 33.0%, increase in sales driven by the VanHooseCo acquisition of $6.4 million and strong sales in its southern U.S. region.

•Gross profit for the first nine months of 2022 was $62.8 million, a $4.4 million decrease, or 6.6%, from the prior year period. The decline in reported gross profit was driven primarily by the impact of the Piling divestiture and adjustments in Rail due to the Crossrail settlement, partially offset by sales strength in Precast. Precast gross profit increased from the prior year period by $2.3 million, including gross profit of $1.3 million from the VanHooseCo acquisition, which included expense for inventory fair value amortization of $0.9 million, while Rail and Steel Products and Measurement declined by $1.8 million, and $4.9 million, respectively. The consolidated gross profit margin of 17.4% increased by 60 bps versus last year, with the increase attributable to Steel Products and Measurement, which increased 190 bps over the prior year period due primarily to the Piling divestiture. The decline in gross profit margin in Precast, which was down 100 bps compared to the prior year period, is principally attributable to higher raw material and labor costs incurred ahead of increased price realization earlier in 2022, coupled with unfavorable building sales mix compared to the prior year period. Rail gross profit margin declined 30 bps from the prior year period primarily due to the impact from the Crossrail settlement. Adjusted for the Crossrail settlement, Rail gross profit margins1 were up 110 bps year-over-year driven by improvements in Technology Services and Solutions and Global Friction Management business units.

•Selling and administrative expenses for the first nine months of 2022 increased $1.5 million, or 2.5%, from the prior year period. Included in the year-to-date expenses are $2.0 million associated to the Company's current year transformation activities, including expense related to contingent consideration for the VanHooseCo transaction. Selling and administrative expenses as a percent of net sales increased to 16.5%, a 210-basis point increase from the prior year period.

•Operating loss for the first nine months of 2022 of $0.9 million was a $5.9 million reduction compared to the prior year period.

•Adjusted EBITDA1 for the first nine months of 2022, which adjusts for the impact of the Crossrail settlement and acquisition and divestiture-related items, was $16.7 million, a 7.8% increase compared to the prior year period.

•Net loss for the first nine months of 2022 was $1.7 million, or $0.16 per diluted share, compared to income of $3.8 million, or $0.37 per diluted share in the prior year period.

•New orders for the first nine months of 2022 were $414.1 million, an increase of $1.2 million from the prior year period. Rail new orders increased by $17.5 million, or 7.8%, supported by increases in all segment business units. Precast new orders increased by $2.2 million, or 3.1%, with VanHooseCo contributing $7.1 million. Partially offsetting the increase was an $18.4 million, or 15.5%, reduction in Steel Products and Measurement new orders, which was attributable to the $58.9 million reduction from Piling.

Market Outlook

During the nine-months ended September 30, 2022, orders totaled $414.1 million, up $1.2 million, or 0.3%, over the same period last year, with 16.6% of the increase realized in the legacy business (excluding acquisitions and divestitures). In addition, backlog finished at a robust $272.8 million at quarter end, up 17.7% in total. The Company is maintaining its optimistic outlook regarding the longer-term trends in its core end markets of freight and transit rail and general infrastructure as quotation activity and demand in these markets continues to improve despite recessionary headwinds, and the Company believes its recent strategic portfolio changes will help maintain steady to improving demand for its products despite the overall recessionary environment. In addition, the Company has realized increased quotation and order levels in the coatings component of its Steel Products and Measurement segment. While recessionary conditions persist and are in some ways expanding, the Company expects that many of its businesses may continue to directly benefit from infrastructure investment activity, including funding benefits from U.S. Infrastructure Investment and Jobs Act ("IIJA") passed in November 2021. While order and backlog levels in its Precast segment have benefited from the Great American Outdoors Act passed in 2020, the Company has not yet seen significant business activity from the IIJA, although quotation activity is starting to increase in the areas of the business expected to benefit from the IIJA. The Company anticipates that IIJA-related funding will continue to be processed by the various agencies during 2022 and moving into 2023. The Company should then see quotations and orders further increase as a result of such activity, with related revenue realized in 2023 and beyond. The present inflationary environment in labor and raw materials continues to pressure margins across the business, and the Company has initiated and will continue to consider future mitigation actions, including price increases for its products and services. In addition, the Company is taking proactive steps to manage disruptions in raw materials, labor, supply chains, service partner resources, and lingering COVID-19 related effects to mitigate their adverse impact on its operations and results as much as possible. While such conditions and the related impacts are expected to continue to improve, they could persist throughout the remainder of 2022 and possibly longer. In addition, a more significant recessionary environment in the Company’s key markets could adversely impact demand for its products and services despite the benefit of the government funding programs. Despite these challenges, with the proceeds from the Piling and Track Components divestitures, coupled with the additional flexibility and capacity resulting from the amendments to our credit agreement completed in 2021 and 2022, the Company believes it has the resources available to fund its operations and execute on organic and acquisitive growth opportunities through the balance of 2022 and beyond.

Third Quarter Conference Call

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2022 operating results on Tuesday, November 8, 2022 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through November 15, 2022 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI5193946e45d24970bd523ea2f2873e43 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company

Founded in 1902, L.B. Foster Company is a global solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures

This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, whether as a result of the current COVID-19 pandemic or otherwise, including its impact on labor markets, supply chains, and other inflationary costs, travel and demand for oil and gas, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the ongoing COVID-19 pandemic, strikes, or labor stoppages; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent disposition of the Piling business and Track Components business, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., and VanHooseCo Precast LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Sales of goods	$117,302	$112,813	$318,307	$351,668
Sales of services	12,713	17,240	42,017	48,987
Total net sales	130,015	130,053	360,324	400,655
Cost of goods sold	93,737	93,521	258,913	292,733
Cost of services sold	13,181	14,256	38,574	40,655
Total cost of sales	106,918	107,777	297,487	333,388
Gross profit	23,097	22,276	62,837	67,267
Selling and administrative expenses	22,618	20,056	59,310	57,849
Amortization expense	1,599	1,462	4,454	4,397
Operating (loss) profit	(1,120)	758	(927)	5,021
Interest expense - net	993	722	1,747	2,454
Other expense (income) - net	168	(2,880)	(1,096)	(2,751)
Total expenses	24,258	20,118	63,488	66,970
(Loss) income from continuing operations before income taxes	(2,281)	2,916	(1,578)	5,318
Income tax (benefit) expense from continuing operations	(176)	676	137	1,494
Net (loss) income from continuing operations	(2,105)	2,240	(1,715)	3,824
Net loss attributable to noncontrolling interest	(28)	(30)	(82)	(64)
(Loss) income from continuing operations attributable to L.B. Foster Company	(2,077)	2,270	(1,633)	3,888

Income from discontinued operations before income taxes	—	72	—	72
Income tax benefit from discontinued operations	—	—	—	—
Income from discontinued operations	—	72	—	72
Net (loss) income attributable to L.B. Foster Company	$(2,077)	$2,342	$(1,633)	$3,960
Basic (loss) earnings per common share:
From continuing operations	$(0.20)	$0.21	$(0.16)	$0.36
From discontinued operations	—	0.01	—	0.01
Basic (loss) earnings per common share	$(0.20)	$0.22	$(0.16)	$0.37
Diluted (loss) earnings per common share:
From continuing operations	$(0.20)	$0.21	$(0.16)	$0.36
From discontinued operations	—	0.01	—	0.01
Diluted (loss) earnings per common share	$(0.20)	$0.22	$(0.16)	$0.37
Average number of common shares outstanding - Basic	10,731	10,642	10,710	10,615
Average number of common shares outstanding - Diluted	10,731	10,764	10,710	10,744

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,943	$10,372
Accounts receivable - net	80,672	55,911
Contract assets - net	31,963	36,179
Inventories - net	85,146	62,871
Other current assets	13,664	14,146
Total current assets	216,388	179,479
Property, plant, and equipment - net	83,957	58,222
Operating lease right-of-use assets - net	12,701	15,131
Other assets:
Goodwill	33,430	20,152
Other intangibles - net	29,195	31,023
Deferred tax assets	36,272	37,242
Other assets	1,249	1,346
TOTAL ASSETS	$413,192	$342,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,231	$41,411
Deferred revenue	22,157	13,411
Accrued payroll and employee benefits	8,820	9,517
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	82	98
Other accrued liabilities	14,811	13,757
Total current liabilities	105,101	86,194
Long-term debt	98,837	31,153
Deferred tax liabilities	2,817	3,753
Long-term portion of accrued settlement	12,000	16,000
Long-term operating lease liabilities	10,001	12,279
Other long-term liabilities	8,735	9,606
Stockholders' equity:
Common stock	111	111
Paid-in capital	42,608	43,272
Retained earnings	167,100	168,733
Treasury stock	(8,351)	(10,179)
Accumulated other comprehensive loss	(26,206)	(18,845)
Total L.B. Foster Company stockholders’ equity	175,262	183,092
Noncontrolling interest	439	518
Total stockholders’ equity	175,701	183,610
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$413,192	$342,595

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, adjusted net leverage ratio, and adjustments to segment results for the Crossrail Settlement, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended, nine months ended, and trailing twelve months ended September 30, 2022, the Company made adjustments to exclude the gain from insurance proceeds, acquisition-related costs, Crossrail project settlement amount, VanHooseCo acquisition-related inventory step-up amortization and contingent consideration expense, and the gain (loss) on the sale and operating results of the Track Components and Piling Products businesses. In the trailing twelve months ended September 30, 2021, the Company made an adjustment for the impact of restructuring activities and site relocation. Additionally, the Company believes the results adjusted to exclude the gain from insurance proceeds and acquisition-related costs are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA, as important metrics of the operational and financial health of the organization and believe they are useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and adjustments to segment results to exclude one-time adjustments made to accommodate the anticipated settlement of the Crossrail project (in thousands, except percentages and ratios):

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months Ended September 30,
	2022	2021	2022	2021	2022	2021

Adjusted EBITDA from continuing operations Reconciliation
Net (loss) income from continuing operations, as reported	$(2,105)	$2,240	$(1,715)	$3,824	$(2,068)	$6,240
Interest expense - net	993	722	1,747	2,454	2,249	3,374
Income tax (benefit) expense	(176)	676	137	1,494	(238)	1,351
Depreciation expense	2,269	2,041	6,083	6,049	8,085	8,061
Amortization expense	1,599	1,462	4,454	4,397	5,893	5,855
Total EBITDA	$2,580	$7,141	$10,706	$18,218	$13,921	$24,881
Acquisition and divestiture costs	1,258	—	1,814	—	1,814	—
Commercial contract settlement	3,956	—	3,956	—	3,956	—
Insurance proceeds	—	—	(790)	—	(790)	—
Loss on divestiture of Track Components	447	—	447	—	447	—
Gain on divestiture of Piling Products	—	(2,741)	(489)	(2,741)	(489)	(2,741)
VanHooseCo inventory adjustment to fair value amortization	851	—	851	—	851	—
VanHooseCo contingent consideration	185	—	185	—	185	—
Restructuring and relocation costs	—	—	—	—	—	348
Adjusted EBITDA	$9,277	$4,400	$16,680	$15,477	$19,895	$22,488

	September 30, 2022	June 30, 2022	September 30, 2021
Net Debt Reconciliation
Total debt	$98,919	$49,286	$32,453
Less: cash and cash equivalents	(4,943)	(7,661)	(6,405)
Net debt	$93,976	$41,625	$26,048

	September 30, 2022	September 30, 2021

Adjusted Net Leverage Ratio Reconciliation
Net debt	$93,976	$26,048
Trailing twelve month adjusted EBITDA from continuing operations	19,895	22,488
Adjusted net leverage ratio	4.7x	1.2x

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Segment Results For The Crossrail Settlement Reconciliation
Rail, Technologies, and Services net sales, as reported	$77,350	$73,942	$222,857	$228,956
Crossrail Settlement adjustment	3,956	—	3,956	—
Rail, Technologies, and Services net sales, as adjusted	81,306	73,942	226,813	228,956
Rail, Technologies, and Services gross profit, as reported	$13,376	$13,928	$41,564	$43,393
Crossrail Settlement adjustment	3,956	—	3,956	—
Rail, Technologies, and Services gross profit, as adjusted	17,332	13,928	45,520	43,393
Rail, Technologies, and Services gross profit margin, as reported	17.3%	18.8%	18.7%	19.0%
Rail, Technologies, and Services gross profit margin, as adjusted	21.3%	18.8%	20.1%	19.0%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Gross Profit Margin For Nonroutine Items
Net sales, as reported	$130,015	$130,053	$360,324	$400,655
Crossrail Settlement adjustment	3,956	—	3,956	—
Net sales, as adjusted	133,971	130,053	364,280	400,655
Gross profit, as reported	$23,097	$22,276	$62,837	$67,267
Crossrail Settlement adjustment	3,956	—	3,956	—
VanHooseCo inventory adjustment to fair value amortization	851	—	851	—
Gross profit, as adjusted	27,904	22,276	67,644	67,267
Gross profit margin, as reported	17.8%	17.1%	17.4%	16.8%
Gross profit margin, as adjusted	20.8%	17.1%	18.6%	16.8%

	Three Months Ended September 30,
	2022	2021
Adjusted Organic Net Sales For Nonroutine Items
Net sales, as reported	$130,015	$130,053
Acquisitions and divestitures	(7,878)	(19,257)
Organic net sales	122,137	110,796
Crossrail Settlement adjustment	3,956	—
Organic net sales, as adjusted	126,093	110,796